EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated March 12, 2009 (except for Note C as to which the date is May 12, 2009), with respect to the consolidated financial statements, schedule, and internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the internal controls over financial reporting) appearing in the 2008 Annual Report on Form 10-K of TomoTherapy Incorporated to its shareholders for the year ended December 31, 2008 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.
/s/ GRANT THORNTON LLP
GRANT THORNTON LLP
Madison, Wisconsin
July 16, 2009